EXHIBIT 11.1

















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                                              EXHIBIT 11.1

                                      AVON PRODUCTS, INC.
         COMPUTATION OF PRIMARY INCOME (LOSS) PER SHARE
                                 (In millions, except per share data)


                                   Years ended December 31
                                   -----------------------

                                         1995   1994   1993
                                        -----  -----  -----
Weighted average shares of
   common stock:
   Weighted average shares
   outstanding during the year........  68.24  70.59  72.06
Common stock equivalents..............    *      *      *
Weighted average shares for primary     -----  -----  -----
   income per share computation.......  68.24  70.59  72.06
                                        =====  =====  =====
Income applicable to common stock:....
Income from continuing operations..... $286.1 $264.8 $236.9
Discontinued operations, net..........  (29.6) (23.8)   2.7
Cumulative effect of accounting
   changes, net of taxes..............      -  (45.2)(107.5)
                                       ------  -----  -----
Net income............................ $256.5 $195.8 $132.1
                                        =====  =====  =====
Primary income (loss) per share:
Continuing operations................. $ 4.19 $ 3.75 $ 3.28
Discontinued operations...............   (.43)  (.34)   .04
Cumulative effect of
   accounting changes.................      -   (.64) (1.49)
                                       ------ ------ ------

Net income............................ $ 3.76 $ 2.77 $ 1.83
                                        =====  =====  =====
-------------


* common stock equivalents are not reported because they result in less than three percent dilution.